MACKENZIE REALTY CAPITAL, INC.
TERMS AND CONDITIONS OF THE DIVIDEND REINVESTMENT PLAN

Amended August 6, 2014

Registered holders ("Common Shareholders") of common shares (the "Common Shares") of MacKenzie Realty Capital, Inc. (the "Company") electing to participate (the "Participants") in its Dividend Reinvestment Plan (the "Plan") will participate in accordance with the following terms and conditions:

1.  THE PLAN AGENT. ACS Securities Services, Inc. (the "Agent") will act as agent for each Participant. The Agent will open an account for each Participant under the Plan in the same name in which his or her outstanding Common Shares are registered.  Please note that the Agent may use an affiliated broker for purchasing Common Shares pursuant to the Plan on behalf of Plan Participants.

 2.  CASH OPTION. Pursuant to the Plan, unless a Participant otherwise elects, all distributions, including dividends and capital gains ("Dividends") will be automatically reinvested by the Agent in additional Common Shares. Common Shareholders who elect not to participate in the Plan will receive all Dividends in cash paid by check mailed directly to the shareholder of record (or, if the shares are held in street or other nominee name then to such nominee) by the Agent, as dividend paying agent. Participants may elect not to participate in the Plan and to receive all Dividends in cash by sending written or telephone instructions to the Company, 1640 School Street, Moraga, California 94556, (800) 854-8357.

3.  PREMIUM ISSUANCES.   If on the payment date for a Dividend, the net asset value per Common Share ("NAVPCS") is less than or equal to the price per Common Share at which the Company is then publicly selling the Common Shares plus estimated brokerage commissions (the "Offering Price"), the Agent shall receive newly issued Common Shares ("Additional Common Shares") from the Company for each Participant's account.  The number of Additional Common Shares to be credited shall be determined by dividing the dollar amount of the Dividend to such Common Shareholder by 90% of the Offering Price.

4. OFFERING DISCOUNT PURCHASES; PLAN SUSPENSION.  If during the Company's public offering of Common Shares (i) the NAVPCS exceeds the Offering Price on the payment date for a Dividend, and (ii) the Company does not then have operative shareholder approval to issue Common Shares below net asset value (with (i) and (ii) together, an "NAV Event"), then the Plan will be automatically suspended until such time that the NAV Event is no longer occurring.  During any period of suspension of the Plan, the Company will pay Dividends in cash to Participants.

5. POST-OFFERING ISSUANCES; PLAN SUSPENSION.  If the Company is not then publicly offering the Common Shares on the payment date for a Dividend, then:

(a) If the Company has operative shareholder approval to issue Common Shares below net asset value, the Agent shall receive Additional Common Shares from the Company for each Participant's account.  The number of Additional Common Shares to be credited shall be determined by dividing the dollar amount of the Dividend to such Common Shareholder by 90% of the NAVPCS.

(b) If the Company does not then have operative shareholder approval to issue Common Shares below net asset value, the Agent and/or Company (or a broker-dealer selected by the Agent or Company) will endeavor to apply the amount of such Dividend on each Participant's Common Shares to purchase Common Shares on the open market.  On such a Dividend payment date, the Agent will acquire Common Shares in open-market purchases as soon as practicable, but in no event more than 30 days after the Dividend payment date.  It is contemplated that the Company will make quarterly Dividends.  The weighted average price (including brokerage commissions) of all Common Shares purchased by the Agent as agent shall be the price per Common Share allocable to each Participant.  Participants should note that they will not be able to instruct the Agent to purchase Common Shares at a specific time or at a specific price.  Open-market purchases may be made on any securities exchange where Common Shares are traded, in the over-the-counter market or in negotiated transactions, and may be on such terms as to price, delivery and otherwise as the Agent shall determine or as directed by the Company. Common Shares purchased on the open market will not be eligible for any discount to market price.  Each Participant's uninvested funds held by the Agent will not bear interest. The Agent shall have no liability in connection with any inability to purchase Common Shares within the time provided, or with the timing of any purchases effected. The Agent shall have no responsibility for the value of Common Shares acquired. The Agent may commingle Participants' funds to be used for open-market purchases of Company Common Shares and the price per share allocable to each Participant in connection with such purchases shall be the weighted average price (including brokerage commissions) of all Common Shares purchased by Agent as agent.

(c) If no market exists for open market purchases contemplated in paragraph (b) above and the Company does not then have operative shareholder approval to issue Common Shares below net asset value, the Plan will be automatically suspended until such time that the Company has operative shareholder approval to issue Common Shares below net asset value.  During any period of suspension of the Plan, the Company will pay Dividends in cash to Participants.

6. NAVPCS.  The NAVPCS on a particular date shall be the amount calculated on that date (or if not calculated on such date, the amount most recently calculated and published) by or on behalf of the Company in accordance with the then current Valuation Procedures approved by the Board.

7.  TAXATION. The automatic reinvestment of Dividends does not relieve Participants of any federal, state, or local taxes which may be payable (or required to be withheld on Dividends). In addition, if Common Shares are purchased at a discount from the offering price, Participants may have income equal to that discount.  Participants will receive tax information annually for their personal records and to help them prepare their federal income tax return. For further information as to tax consequences of participation in the Plan, Participants should consult with their own tax advisors.

8.  LIABILITY OF AGENT. The Agent shall at all times act in good faith and use its best efforts within reasonable limits to ensure the accuracy of all services performed under this Plan and to comply with applicable laws, but assumes no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by the Agent's negligence, bad faith, or willful misconduct or that of its employees.

9.  RECORDKEEPING. The Agent may hold each Participant's Common Shares acquired pursuant to the Plan together with the Common Shares of other Common Shareholders of the Company acquired pursuant to the Plan in book-entry form in the Agent's name or that of the Agent's nominee. Each Participant will be sent a statement by the Agent of each acquisition made for his or her account as soon as practicable, but in no event later than 60 days, after the date thereof. Any share dividends or split shares distributed by the Company on Common Shares held by the Agent for Participants will be credited to their accounts. In the event that the Company makes available to its Common Shareholders rights to purchase additional Common Shares, the Common Shares held for each Participant under the Plan will be added to other Common Shares held by the Participant in calculating the number of rights to be issued to each Participant.

10.  PROXY MATERIALS. The Agent will forward to each Participant any proxy solicitation material. The Agent will vote any Common Shares held for a Participant first in accordance with the instructions set forth on proxies returned by such Participant to the Company, and then with respect to any proxies not returned by such Participant to the Company, in the same proportion as the Agent votes the proxies returned by the Participants to the Company.

11.  FEES. The Agent's service fee for handling Dividends will be paid by the Company. Each Participant will be charged his or her pro rata share of brokerage commissions on all open-market purchases.

12.  TERMINATION IN THE PLAN. Each registered Participant may terminate his or her account under the Plan by notifying the Company in writing at 1640 School Street, Moraga, California 94556.  Such termination will be effective with respect to a particular Dividend if the Participant's notice is received by the Company prior to the record date of such Dividend. The Plan may be terminated by the Agent or the Company upon notice in writing mailed to each Participant at least 60 days prior to the effective date of the termination. In addition, the Company may also terminate any Participant's participation in the Plan for any reason after written notice mailed in advance to such Participant at the address appearing on the Agent's records.  Upon any termination, the Agent will cause a cash adjustment for any fraction of a Common Share at the then current market value of the Common Shares to be delivered to him. If a Participant has terminated his or her participation in the Plan but continues to have Common Shares registered in his or her name, he or she may re-enroll in the Plan at any time by notifying the Agent in writing at the address above.

13.  AMENDMENT OF THE PLAN. These terms and conditions may be amended by the Agent or the Company at any time but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to each Participant appropriate written notice at least 30 days prior to the effective date thereof. The amendment shall be deemed to be accepted by each Participant unless, prior to the effective date thereof, the Agent receives notice of the termination of the Participant's account under the Plan. Any such amendment may include an appointment by the Agent of a successor Agent, subject to the prior written approval of the successor Agent by the Company.

14.  APPLICABLE LAW. These terms and conditions shall be governed by the laws of the State of Maryland.  Any question of interpretation arising under the Plan will be determined by the Company and any such determination will be final.